Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on the Registration Statement on Form S-8 (File No. 333-232979) of First Seacoast Bancorp of our report dated March 26, 2021, relating to the consolidated financial statements of First Seacoast Bancorp and Subsidiaries, which appear in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/  Baker Newman & Noyes LLC

Portland, Maine

March 26, 2021